Exhibit 10(f)(f)(f)

Hewlett-Packard Company

Severance Plan for Executive Officers

As amended and restated November 1, 2011

1.             Eligibility.  This plan is applicable to individuals who are Executive Officers (within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended) of Hewlett-Packard Company (“HP”), or who were Executive Officers of HP within 90 days before their termination of HP employment.  The restated plan is effective for terminations occurring after November 1, 2011.

2.             Severance Benefits.  In the event of a Qualifying Termination (as defined below), and subject to his or her execution of a full release of claims in a form satisfactory to HP (“Release of Claims”) within 45 days following termination of employment, an Executive Officer will be eligible for severance benefits consisting of (a) a cash severance payment, (b) a pro-rata annual bonus payment, (c) pro-rata vesting on any outstanding long-term incentive awards, and (d) continuation of health benefits for up to 18 months, as more fully described below:

(a)          Cash Severance:  The cash severance payment shall be calculated as a multiple of the sum of the Executive Officer’s (i) annual base salary as in effect immediately before termination of employment, and (ii) the average of the actual annual cash bonuses paid under the applicable annual bonus plan for the three fiscal years most recently completed (or actual completed fiscal years, if less) prior to termination of employment.

•                  For an Executive Officer who holds the title of Chief Executive Officer within 90 days before termination, the multiple shall be two; and

•                  For an Executive Officer who holds the title of Executive Vice President within 90 days before termination, the multiple shall be 1.5; and

•                  For an Executive Officer who holds the title of Senior Vice President within 90 days before termination, the multiple shall be one.

(b)         Pro-Rata Annual Bonus:  The pro-rata annual bonus payment shall be calculated as a pro-rata portion of the current fiscal year annual (short-term) bonus based on the number of full months worked in the fiscal year in which termination occurs through the date of termination, and subject to actual performance on the applicable metrics, and to discretionary adjustments permitted under the applicable plan, as certified by the HR & Compensation Committee of the Board (the “Committee”) following the end of the fiscal year.

(c)          Long-Term Incentive Awards:

•                  Time-vested long-term incentive awards held by an Executive Officer at the time of his or her Qualifying Termination will receive pro-rata vesting based on the number of full months worked during the applicable vesting period, but only if the Executive Officer was actively employed for at least 25% of the applicable period.

•                  Performance-vested long-term incentive awards will be deemed earned as of the end of the applicable performance period based on actual results as certified by the

Committee, and will receive pro-rata vesting as described in the preceding sentence, including the requirement of active employment for at least 25% of the longer of the performance period or the time-vesting period.

•                  In the case of stock options, the Executive Officer will have one year from termination of employment or if later, the determination date of the vested amounts of performance-based options (but in either case no later than the applicable expiration date) to exercise vested stock options.

•                  Any accelerated vesting or release of restrictions on time-based long-term incentive awards will be effective following expiration of the revocation period applicable to the Release of Claims, provided there has been no revocation or attempted revocation thereof (“Release Effective Date”); and in the case of performance-based awards, any accelerated vesting or release of restrictions will be effective after the Release Effective Date and following the end of the applicable performance period and certification of results by the Committee.

•                  Vesting for awards not specifically addressed above may be illustrated in Appendix A, as amended from time to time.

(d)         Health Benefits:  The health benefits shall consist of the payment or reimbursement of premiums to the extent such premiums exceed the amount payable by active employees in the same plan for continued medical coverage for a period of up to 18 months (“COBRA”) for an Executive Officer and his or her eligible dependents who timely enrolls for such coverage and who remains otherwise eligible for such coverage under the medical plan(s) then-offered by HP.

3.             Qualifying Termination.  An Executive Officer will be deemed to have incurred a Qualifying Termination for purposes of this plan if he or she is involuntarily terminated other than for Cause while holding Executive Officer status or within 90 days of having held Executive Officer status.  For purposes of this plan, the term “Cause” shall mean an Executive Officer’s:

•Material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP; or

•Conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP.

An Executive Officer shall not be deemed to have engaged in conduct constituting Cause under this plan except by a majority vote of the members of HP’s Board of Directors or an independent committee thereof.

4.             Form and Time of Payment.  Subject to execution of the required Release of Claims, the cash severance shall be paid in installments as follows:  25% within 30 days following the Release Effective Date and then 25% after each of six, 12 and 18 months following termination.  The short-term bonus shall be paid at the time such bonuses are otherwise paid to participants in the applicable bonus plan, but only if the Release Effective Date has occurred; if the Release Effective Date is after the date that the bonus would otherwise have been paid, such payment shall be made as soon as administratively practicable after such date, but in no event later than March 15 of the year following the year in which the termination occurred.

All payments under this plan shall be subject to, and made net of, applicable deductions and withholdings.  Any payments under this plan shall be reduced by any severance benefit payable to the Executive Officer under any other HP plan, program or agreement.

All payments are subject to the Executive Officer’s continuing compliance with the HP Agreement Regarding Confidential Information and Proprietary Developments (as reflected in the Release of Claims), and to HP’s policies on recoupment, as in effect from time to time.

5.             409A Provisions.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be, to the maximum extent possible, excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts.  For purposes of Section 409A, each payment of compensation under the plan shall be treated as a separate payment of compensation.

Any reimbursements or in-kind benefits provided under the plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

If payment of any amount of nonqualified deferred compensation is triggered by a separation from service that occurs while the Executive Officer is a specified employee (as such terms are defined in Section 409A), and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive Officer’s estate following the Executive Officer’s death.

If the maximum period within which the Executive Officer must sign and not revoke the Release of Claims would begin in one calendar year and expire in the following calendar year, then any payments contingent on such Release of Claims shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to comply with Section 409A.

Notwithstanding the foregoing, HP does not make any guarantees or other assurances of any kind with respect to the tax consequences or treatment of any amounts paid or payable to him under this plan.

6.             Effect on Other Benefits/At-Will Status.  Payments under this plan shall not be considered compensation for purposes of any other compensation or benefit plan, program, or agreement of HP or its affiliates.  All other compensation and benefit plans and programs shall be governed by the applicable HP plan or agreement. This plan does not create an employment relationship for any fixed term.

7.             Administration of Plan.  This plan was originally effective October 31, 2003, and is hereby amended and restated effective for terminations occurring after November 1, 2011.  The plan may be amended or terminated at any time by the Committee or the Board, in their discretion.  This plan is intended to be consistent with the Board’s policy regarding severance agreements for senior executives, as adopted by resolutions dated July 18, 2003 (the “Resolutions”), and the benefits provided for hereunder, exclusive of “permitted benefits” (as defined in the Resolutions), do not exceed 2.99 times the sum of any eligible executive’s base salary plus bonus as in effect immediately prior to separation from employment.  The Committee may take such action as is necessary to implement and administer this plan consistent with the intent of the Board.